CONSENT TO JOINT FILING OF SCHEDULE 13D

      Each of the undersigned consents and agrees to the filing of the foregoing joint statement on Schedule 13D pursuant to Rule 13d-1(f)(2) pertaining to the shares of the Common Stock of Crown Northcorp, Inc. beneficially owned by them.



Date:  September 18, 1997        /s/ Gordon V. Smith
                                 Gordon V. Smith


Date:  September 18, 1997        Gordon V. and Helen C. Smith Foundation


                                 /s/ Gordon V. Smith
                                 Gordon V. Smith, President